Exhibit 99.2

October 28, 2011

Dear Shareholder:

Fall has always been a time of reflection; that space in our busy lives when we begin to take stock of the year nearly done and look forward to the beginning of a new year. As I look back on 2011, I cannot help but feel immense pride in our Bank’s many accomplishments. This autumn season finds Farmers well-capitalized and, therefore, having flexibility to meet future financial, competitive and regulatory challenges. We also remain sensitive and responsive to the needs of our customers. While the big national and regional banks mount pressure on their customers with ever-rising fees, Farmers continues to offer CareFree checking and a level of customer service befitting the area’s strongest community bank. With our growth and development this year, we have shown our peer banks that it is possible to offer innovative products, personalized service and security all at the same time.

Looking out onto the remainder of the year, I am pleased with our competitive position and I’d like to take this opportunity to recap the positive events of 2011’s third quarter.

2011 Third Quarter Business Highlights:

New Howland Branch

In August 2011, we broke ground for a new branch located on S R 46 in Howland that is anticipated to open mid-2012. The branch will feature a full-service financial center offering deposit, lending and an extensive array of wealth management services. The Farmers Trust Company, Howland Office will also be located in the new branch with its own exterior entrance. This initiative addresses our priority to increase market share in Trumbull County by creating a strong presence in the community. This branch helps us complete the Trumbull County geographic footprint by providing services to a demographic segment we were not previously reaching. As this project advances, I will be sharing additional updates with you.

NASDAQ Listing

On Thursday, September 15, 2011, Farmers’ common shares began trading on the NASDAQ Capital Market under the symbol “FMNB.” In honor of the transition to NASDAQ, I joined members of the Board of Directors and Senior Management Team to ring the closing bell at the NASDAQ Stock Market in Times Square in New York on September 15th. As you know, we have been anxiously anticipating this transition for the past two years. This change from over-the-counter trading (OTC) to NASDAQ will help increase our exposure as we continue to tell our great Farmers’ story.

Youngstown State University ATM

With the start of the 2011 academic year, we placed a new Farmers National Bank ATM located in the lobby of Beeghly Center, which is the home of many of Youngstown State’s intercollegiate, intramural, and club sporting programs. In addition to the new ATM, we are offering a specially designed checking account product to students at Youngstown State to support and meet their banking needs.

2011 Third Quarter Financial Results Overview

As you review the enclosed third quarter earnings release, you will find that your Bank is outperforming 2010 year-to-date results. Our strategy of growing revenue from fee-based services is yielding excellent results, driving investment commissions and trust fees up 63% and 8%, respectively, over the same quarter in the prior year. In addition, our earnings release shows that we have improved the quality of our assets with fewer loan charge-offs compared to the same quarter in 2010.

Although I hope you will be pleased with our third quarter results, your management team recognizes we must vigorously protect the gains we have achieved and continue our success into the final quarter of the year. Still, I hope you will agree with me that 2011 has been an extraordinary year for Farmers so far and, we believe, that our shared success will continue.

Sincerely,

John S. Gulas

President & CEO